Exhibit 99.3

Wells Fargo Bank, National Association 9062 Old Annapolis Rd. Columbia, Maryland 21045

Date:	August 13, 2013

To:	The Parties Set Forth on Schedule A

Re:	Notice Regarding Wells Fargo Document Custody Regulation AB 2012 Compliance Reports

The Document Custody Section of the Corporate Trust Services Division of Wells Fargo Bank, N.A. (such Document Custody Section is referred to in this letter as, “Wells  Fargo”) writes this letter to notify you that Wells Fargo has issued a revised assessment of compliance and attestation for the Custody Platform relating to the year ended December 31, 2012.

Reference is made to (i) the assessment of compliance with applicable servicing criteria (Securities and Exchange Commission’s Regulation AB, Items 1122(d)(1)(iv), 1122(d)(4)(i) and 1122(d)(4)(ii), the “Applicable Servicing Criteria”) prepared by Wells Fargo as of and for the year ended December 31, 2012 and relating to the Custody Platform (defined below) (the “2012 Custody Assessment”), which reported no material instances of noncompliance, (ii) the attestation report of KPMG LLP (“KPMG”), the independent registered public accounting firm engaged by Wells Fargo to issue such attestation in connection with the 2012 Custody Assessment (the “2012 Custody Attestation”), (iii) the platform established and maintained by Wells Fargo, consisting of publicly-issued residential mortgage-backed securities (“RMBS”) and commercial mortgage-backed securities (“CMBS”) transactions for which Wells Fargo provides document custody services (the “Custody Platform”), and (iv) the list of individual transactions constituting the Custody Platform (the “Transaction Listing”) maintained by Wells Fargo.

Such Transaction Listing was attached to a management representation letter and assertion issued by Wells Fargo each year to KPMG in connection with defining the Custody Platform.

Background

Wells Fargo has determined that, due to an administrative error, it inadvertently omitted from the Transaction Listing the transactions listed on Schedule B hereto for which you are the issuer/registrant. The omission of these transactions started in the year the transaction closed and has continued through 2012. Based on its Custody Platform description, Wells Fargo should have included these transactions on the Transaction Listing.

Wells Fargo has also determined that, due to the same administrative error, it also inadvertently omitted other CMBS transactions and RMBS transactions from the Transaction Listing. For the 2012 reporting year, including the transactions on Schedule B hereto, there were a total of 101 CMBS and RMBS transactions omitted from the Transaction Listing. The omission of these 101 transactions started in the year each transaction closed and has continued

through 2012. Based on its Custody Platform description, Wells Fargo should have included these 101 transactions on the Transaction Listing. The 101 omitted transactions have been identified on Appendix A to the revised assessment discussed below and included with this notice. Wells Fargo will notify all appropriate parties of the omission of these transactions.

Due to the omission of the 101 transactions from the Transaction Listing, such transactions were not part of the population of transactions subject to testing performed in connection with the 2012 Custody Attestation. Aside from the omission itself of certain transactions from the Transaction Listing, management of Wells Fargo does not believe that the omission of the 101 transactions from the Transaction Listing affected the accuracy of its 2012 Custody Assessment including management’s assertion therein that for the 2012 reporting period Wells Fargo complied in all material respects with the Applicable Servicing Criteria.

In addition, Wells Fargo has determined that Item 1122(d)(4)(iii) was applicable to certain transactions in the Custody Platform, but was not previously identified as being applicable to the activities it performs with respect to the Custody Platform. The affected transactions have been identified on Appendix A to the revised assessment discussed below. Wells Fargo has determined though that there were no activities performed during the 2012 reporting period with respect to these transactions to which Item 1122(d)(4)(iii) is applicable, because there were no occurrences of events that would require Wells Fargo to perform such activities.

Issuance of Revised Reg AB Compliance Reports

Because of the above findings, Wells Fargo has determined that both the 2012 Custody Assessment and 2012 Custody Attestation were issued in error and thus the recipients of such reports should no longer rely upon such previously issued reports of Wells Fargo and KPMG.

As a result, Wells Fargo has enclosed with this notification a revised assessment of compliance with Applicable Servicing Criteria (that includes 1122(d)(4)(iii)) for the Custody Platform, including the previously omitted transactions, as of and for the year ended December 31, 2012. Also enclosed is KPMG’s compliance attestation report on management’s revised assessment reflecting the results of procedures performed by KPMG.

Wells Fargo understands that the issuance of a revised 2012 assessment and attestation for the Custody Platform presents disclosure ramifications for transactions currently subject to the reporting requirements of the 34’ Act. Wells Fargo also understands that its omission of transactions from the Transaction Listing in prior years may raise disclosure questions as well. Wells Fargo would like to discuss these ramifications and questions as soon as possible with the issuer/registrant and its counsel and help develop an appropriate disclosure plan. In addition, Wells Fargo will be available to participate in any calls needed to discuss the issue with the SEC Staff.

Wells Fargo is taking steps to ensure that there are no more omissions from any future Transaction Listing and will adopt such additional measures as necessary to prevent any such future omissions including among other things reorganizing and/or re-training personnel and

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instituting enhanced controls over the process related to the maintenance of the Transaction Listing.

If you have any questions about this notification, please do not hesitate to contact Carol Tracey at 321.632.9533; carol.j.tracey@wellsfargo.com.

WELLS FARGO BANK, N.A.

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Schedule A

Via FedEx Overnight Delivery
J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 31st Floor
New York, New York 10179
Attention: Kunal K. Singh

Via FedEx Overnight Delivery
J.P. Morgan Chase Commercial Mortgage Securities Corp.
277 Park Avenue, 13th Floor
New York, New York 10172
Attention: Bianca A. Russo
Managing Director and Associate General Counsel

Via Electronic Mail
Cadwalader Wickersham & Taft LLP
Stuart N. Goldstein, Esq.
David Burkholder, Esq.
stuart.goldstein@cwt.com
david.burkholder@cwt.com

Schedule B

Transactions Omitted from the Transaction Listing
Transaction	Currently Subject to 34 Act Reporting?
J.P. Morgan Chase Commercial Mortgage Securities Trust 2012-CIBX, Commercial Mortgage Pass-Through Certificates, Series 2012-CIBX	Yes
J.P. Morgan Chase Commercial Mortgage Securities Trust 2012-LC9, Commercial Mortgage Pass-Through Certificates Series 2012-LC9	Yes
JP Morgan Chase Commercial Mortgage Securities Trust 2011-C5, Commercial Mortgage Pass-Through Certificates, Series 2011-C5	Yes
JP Morgan Chase Commercial Mortgage Securities Trust 2012-C6, Commercial Mortgage Pass-Through Certificates, Series 2012-C6	Yes
JP Morgan Chase Commercial Mortgage Securities Trust 2012-C8, Commercial Mortgage Pass-Through Certificates, Series 2012-C8	Yes
J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-CIBC16, Commercial Mortgage Pass-Through Certificates, Series 2006-CIBC16	No
J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-CIBC18, Commercial Mortgage Pass-Through Certificates, Series 2007-CIBC18	No
J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-CIBC20, Commercial Mortgage Pass-Through Certificates, Series 2007-CIBC20	No
J.P. Morgan Chase Commercial Mortgage Securities Trust 2006-LDP6, Commercial Mortgage Pass-Through Certificates, Series 2006-LDP6	No
J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-C1, Commercial Mortgage Pass-Through Certificates Series 2007-C1	No
J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-LDP10, Commercial Mortgage Pass-Through Certificates, Series 2007-LDP10	No
JP Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2006-LDP7	No